UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15 (d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 30, 2021

SESEN BIO, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36296	26-2025616
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

245 First Street, Suite 1800 Cambridge, MA		02142
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (617) 444-8550
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	SESN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
                            Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                                 ☐

Item 2.05 – Costs Associated with Exit or Disposal Activities.

On August 30, 2021, Sesen Bio, Inc. (the “Company”) approved a restructuring plan to reduce operating expenses and better align its workforce with the needs of its business following receipt of the complete response letter from the US Food and Drug Administration (“FDA”) regarding the Company’s Biologics License Application for Vicineum™ for the treatment of BCG-unresponsive non-muscle invasive bladder cancer. Execution of the restructuring plan is expected to be substantially complete by the end of the fourth quarter of 2021.

The restructuring plan includes a reduction in the Company’s workforce by approximately 18 positions (approximately 35%) as well as additional cost-saving initiatives intended to preserve capital while the Company continues development of Vicineum. The Company expects that these reductions will decrease its annual cash costs by approximately $5.7 million. The Company currently estimates that it will incur aggregate restructuring charges in the third quarter of approximately $5.8 million, consisting primarily of one-time costs of approximately $3.0 million associated with the termination of certain contracts and severance and other employee-related costs of approximately $2.8 million.

Sesen Bio is committed to the highest standards of ethics and integrity and continues to believe in the safety and efficacy data of Vicineum. The Company intends to work closely with the FDA to understand next steps for Vicineum.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS:

This Current Report on Form 8-K contains forward-looking statements, including, but not limited to, statements regarding estimated costs associated with the restructuring plan, the expected timing of implementing and completing the plan, the Company’s ability to preserve capital while continuing development of Vicineum, the expected timing for incurring costs associated with the plan, the expected decrease in annual cash compensation costs, the Company’s commitment to ethics and integrity, the Company’s belief in the safety and efficacy data of Vicineum and the Company’s intentions to work closely with the FDA to understand next steps for Vicineum, which are based on the Company’s current expectations and inherently involve significant risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, including the risk that the Company may not be able to implement the restructuring plan as currently anticipated or within the timing currently anticipated, the impact of the workforce reduction on the Company’s business, the risk that the Company’s cost saving initiatives may not be successful, unanticipated difficulties with preserving capital, unanticipated difficulties in terminating certain contracts and arrangements, unanticipated charges not currently contemplated that may occur as a result of the restructuring plan, the risk that the FDA may not schedule a Type A meeting with the Company to discuss Vicineum in the fourth quarter of this year, or at all, and the risk that the Company may not resume its plans to pursue regulatory approval for Vicineum in the US, among other risks and uncertainties. A further description of the risks and uncertainties relating to the business of the Company is contained in the Company’s most recent annual report on Form 10-K and the Company’s quarterly reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the Securities and Exchange Commission. The Company undertakes no duty or obligation to update any forward-looking statements contained in this report as a result of new information, future events or changes in its expectations.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: September 2, 2021

Sesen Bio, Inc.

By:	/s/ Thomas R. Cannell, D.V.M.
Thomas R. Cannell, D.V.M.
President and Chief Executive Officer